Exhibit 99.1

APOLLO ENDOSURGERY, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS
Conference Call to Discuss Results Today at 7:30 a.m. CT / 8:30 a.m. ET

AUSTIN, Texas (March 18, 2019) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a leader in less invasive medical devices for bariatric and gastrointestinal procedures, today announced financial results for the fourth quarter and year ended December 31, 2018.

Highlights
•Fourth quarter ESS revenue contributed 64% of continuing product sales and increased 46%
•ESS revenue for the full year 2018 of $23.4 million increased 42% compared to 2017
•Sale of the Surgical product line completed on December 17, 2018
•New credit facility with Solar Capital completed March 15, 2019

Todd Newton, CEO of Apollo, said, "With the sale of the Surgical product line in December, moving forward we are able to direct our attention exclusively on the growth opportunities of our Endo-bariatric product line. Demand for OverStitch was strong in the fourth quarter as the treatments possible with this unique technology continue to gain physician adoption and as of the beginning of February we are into the full launch of the new single channel compatible OverStitch Sx in the United States and Europe."

Apollo reported Endo-bariatric product revenues of $10.8 million in the fourth quarter of 2018, an increase of 10%. Fourth quarter total revenues which included sales of the divested Surgical product line, were $15.2 million a decrease of 6%. For the year, Endo-bariatric product revenues were $41.1 million, an increase of 15%. Total revenue for the year which includes sales of the divested Surgical products were $60.9 million, a decrease of 5%.

Fourth quarter Endoscopic Suturing System ("ESS") product sales increased 46% to $6.9 million from increases in product utilization in existing accounts and new user adoption. For the year, ESS product sales were $23.4 million, an increase of 42%.

Fourth quarter Intragastric Balloon ("IGB") product sales were $3.9 million, a decrease of 23%. U.S. IGB sales declined 20% due to ongoing market weakness due to negative media impressions following prior FDA communications. OUS IGB product sales decreased 24%, due primarily to lower sales in Brazil and our distributor markets which offset higher sales of Orbera365 in our direct European markets. For the year, IGB product sales were $17.7 million, a decrease of 9%.

Gross margin for the fourth quarter of 2018 was 46.6%, compared to 57.7% for the fourth quarter of 2017 primarily due to a greater proportion of our product sales coming from our ESS products, which realize a lower gross margin than our other products. During the fourth quarter of 2018 we completed two gross margin improvement projects related to both the ESS and IGB products which we expect on a combined basis to improve gross margin by approximately $2 million annually beginning in 2019. Gross margin for the year was 54.5% compared to 61.8% in 2017.

Total operating expenses were $23.9 million in the fourth quarter of 2018 and included a loss on the sale of our Surgical product line of $7.8 million. Excluding this one-time item, operating expenses were $16.2 million in the fourth quarter of 2018, an increase of 6%. Research and development costs increased as a result of expanded clinical study activities related to our Endo-bariatric products, new product development activities, and margin improvement projects. Excluding the loss on sale of the Surgical product line, operating expenses for the year were $65.5 million compared to $62.2 million, an increase of 6% due to higher research and development expenses.

Net loss for the fourth quarter 2018 was $18.4 million compared to $7.3 million for the fourth quarter 2017. For the year, net loss was $45.8 million in 2018 compared to $27.3 million in 2017.

Cash, cash equivalents and restricted cash were $25.0 million as of December 31, 2018.

Debt Financing

On March 15, 2019, we entered into a new credit facility with Solar Capital to borrow $35.0 million. The new facility may provide an additional $15.0 million upon our request, subject to further credit approval. We used $22.4 million of these proceeds to pay off the remainder of our prior credit facility. Interest on borrowings under the new credit facility is payable at

LIBOR plus 7.5% (currently 10.0%). Principal payments will begin after a 24-month interest only period payable on a straight-line basis until maturity on September 1, 2023.

Conference Call

Apollo will host a conference call on Monday, March 18, 2019 at 7:30 a.m. Central Time / 8:30 a.m. Eastern Time to discuss Apollo's operating results for the fourth quarter and year ended December 31, 2018.

To participate in the conference call dial (877) 823-8673 for domestic callers and (647) 689-4156 for international callers. The conference ID number is 3671589. A live webcast of the conference call will be made available on the "Events and Presentations" section of our Investor Relations website: www.ir.apolloendo.com.

A replay of the webcast will remain available on Apollo's website, www.apolloendo.com, following the call. In addition, a transcript of the earnings call will be made available on the "Events and Presentations" section of our Investor Relations website: www.ir.apolloendo.com.

About Apollo Endosurgery, Inc.

Apollo Endosurgery, Inc. is a medical technology company focused on less invasive therapies to treat various gastrointestinal conditions, ranging from gastrointestinal defect repairs to the interventional treatment of obesity. Apollo's device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 70 countries today and include the OverStitch™ Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, and the ORBERA® Intragastric Balloon.

Apollo’s common stock is traded on Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; the execution of our gross margin improvement projects; the ability to collect future payments from ReShape; and statements relating to the availability of cash for Apollo's future operations, Apollo’s ability to support the adoption of its products and its ability to broaden its product portfolio as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2018. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Contacts

Apollo Endosurgery, Inc.
John Gillings, 512-279-5100
Investor Relations
investor-relations@apolloendo.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)
Revenues	$15,182	$16,140	$60,854	$64,310
Cost of sales	8,100	6,834	27,660	24,578
Gross margin	7,082	9,306	33,194	39,732
Operating expenses:
Sales and marketing	7,753	8,078	32,831	32,910
General and administrative	3,847	3,429	13,436	13,722
Research and development	2,895	1,879	12,176	8,299
Amortization of intangible assets	1,663	1,796	7,074	7,240
Loss on divestiture	7,770	—	7,770	—
Total operating expenses	23,928	15,182	73,287	62,171
Loss from operations	(16,846)	(5,876)	(40,093)	(22,439)
Other expenses:
Interest expense, net	1,083	979	4,063	4,508
Other expense	355	324	1,440	41
Net loss before income taxes	(18,284)	(7,179)	(45,596)	(26,988)
Income tax expense	69	136	191	304
Net loss	$(18,353)	$(7,315)	$(45,787)	$(27,292)
Net loss per share, basic and diluted	$(0.84)	$(0.42)	$(2.31)	$(2.01)
Shares used in computing net loss per share, basic and diluted (1)	21,895,133	17,290,909	19,789,867	13,565,781
_________________________________________
(1) In June 2018, 4.3 million common shares were issued upon completion of a public offering. In July 2017, 6.5 million common shares were issued upon the completion of a public offering.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$3,353	$3,571	$6,924	$2,279	$2,473	$4,752	47.1%	44.4%	45.7%
IGB	939	2,914	3,853	1,178	3,829	5,007	(20.3)%	(23.9)%	(23.0)%
Total Endo-bariatric	4,292	6,485	10,777	3,457	6,302	9,759	24.2%	2.9%	10.4%
Surgical	2,436	1,703	4,139	4,095	2,063	6,158	(40.5)%	(17.5)%	(32.8)%
Other	260	6	266	215	8	223	20.9%	(25.0)%	19.3%
Total revenues	$6,988	$8,194	$15,182	$7,767	$8,373	$16,140	(10.0)%	(2.1)%	(5.9)%
% Total revenues	46.0%	54.0%		48.1%	51.9%

	Year Ended December 31, 2018			Year Ended December 31, 2017			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$11,016	$12,364	$23,380	$8,019	$8,462	$16,481	37.4%	46.1%	41.9%
IGB	5,400	12,339	17,739	6,301	13,141	19,442	(14.3)%	(6.1)%	(8.8)%
Total Endo-bariatric	16,416	24,703	41,119	14,320	21,603	35,923	14.6%	14.3%	14.5%
Surgical	10,795	7,913	18,708	17,366	10,227	27,593	(37.8)%	(22.6)%	(32.2)%
Other	995	32	1,027	766	28	794	29.9%	14.3%	29.3%
Total revenues	$28,206	$32,648	$60,854	$32,452	$31,858	$64,310	(13.1)%	2.5%	(5.4)%
% Total revenues	46.4%	53.6%		50.5%	49.5%